Exhibit 5.1

Galapagos NV Generaal De Wittelaan L11 A3 2800 Mechelen Belgium

September 12, 2018

Ladies and Gentlemen,

Re:	GALAPAGOS NV

We have acted as Belgian counsel to Galapagos NV (the “Company”), a company incorporated under the laws of the Kingdom of Belgium, in connection with the Company’s registration statement on Form F-3 as filed with the U.S. Securities and Exchange Commission (the “Commission”), as amended or supplemented (the “Registration Statement”), with respect to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus covering the Shelf Securities dated June 1, 2016 in the form first used to confirm sales of the offered securities (the “Prospectus”) supplemented by the prospectus supplement (the “Supplement”) specifically relating to the offer and sale of 2,961,373 new American Depository Shares (“ADSs”) representing 2,961,373 ordinary shares of the Company (the “Ordinary Shares”, together with the ADSs, the “Securities”). The ADSs include an option granted to the underwriters of the offering to purchase up to 386,266 ADSs. The Ordinary Shares underlying the ADSs will be created through the issuing of 2,961,373 new ordinary shares by the Company pursuant to a capital increase under Belgian Law (“New Ordinary Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Supplement, (iv) a copy of the coordinated articles of association of the Company as at June 20, 2018 and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Kingdom of Belgium, the New Ordinary Shares will, to the extent that the Company will have received in full all amounts payable by the investors in respect of the New Ordinary Shares, be validly issued, fully paid-up and non-assessable.

This opinion is limited to the laws of the Kingdom of Belgium as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Supplement, and to the reference to us under the heading “Legal Matters” in the Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Nico Goossens

Nico Goossens

For and on behalf of Argo Law BCVBA

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